Exhibit 1.1

BUSINESS CORPORATIONS ACT

Alberta	Articles of Amalgamation

1.	Name of Amalgamated Corporation

HAMMERHEAD ENERGY INC.

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue: The attached Schedule of Share Capital is incorporated into and forms part of this form.
3.	Restrictions on share transfers (if any):

None.
4.	Number, or minimum and maximum number of directors:

Not less than Three (3) directors and not more than Nine (9) directors.
5.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restriction(s):

None.
6.	Other provisions (if any):

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

7.	Name of Amalgamating Corporations	Corporate Access Number	Business Number
	Decarbonization Plus Acquisition IV Corporation	2024924959	732678545
	Hammerhead Energy Inc.	2024557825	705710101

DATE February 22, 2023	SIGNATURE /s/ Robert Tichio	NAME AND TITLE Director

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a)	one class of shares, to be designated as “Class A Common Shares”, up to a maximum number of 500,000,000 shares; and

(b)	one class of shares, to be designated as “Class B Common Shares”, up to a maximum number of 50,000,000 shares,

and such shares shall have attached thereto the respective rights, privileges, restrictions and conditions set forth or otherwise provided for in this Schedule of Share Capital.

ARTICLE I

DEFINITIONS

1.1	Definitions

In these Articles, the following terms have the following indicated meanings:

(a)	“Act” means the Business Corporations Act (Alberta) and the regulations made pursuant to it, as from time to time amended;

(b)	“Articles” means the articles of amalgamation of the Corporation, as may be amended or restated from time to time;

(c)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) (for as long as the securities in the Corporation are listed on the Designated Stock Exchange) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding (i) the deferred underwriting commissions, and (ii) taxes payable on the income earned on the Trust Fund) at the time of the definitive agreement to enter into a Business Combination; (b) must not be effectuated with another blank cheque company or a similar company with nominal operations; and (c) must be approved by the affirmative vote of a majority of the directors, which must include a majority of the independent directors and each of the non-independent directors nominated by the Sponsor;

(d)	“By-laws” means the by-laws of the Corporation from time to time in force and effect;

(e)	“Class A Shares” means the Class A Common Shares in the capital of the Corporation;

(f)	“Class B Shares” means the Class B Common Shares in the capital of the Corporation;

(g)	“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Corporation;

(h)	“Corporation” means Hammerhead Energy Inc.;

(i)

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Corporation’s securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over-the-counter (OTC) market;

(j)

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar United States federal statute and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time;

(k)	“Founders” means the Sponsor and all shareholders immediately prior to the consummation of the IPO;

(l)	“Initial Conversion Ratio” has the meaning ascribed thereto in Section 2.2(a);

(m)	“Investor Group” means the Sponsor and its affiliates, successors and assigns;

(n)	“IPO” means the Corporation’s initial public offering of securities;

(o)	“Over-Allotment Option” means the option of the Underwriters to purchase on a pro rata basis up to 4,125,000 additional units at the IPO price, less the underwriting discounts and commissions;

(p)	“Public Shares” means the Class A Shares issued as part of the units issued in the IPO (which excludes the Class A Shares to be issued upon the conversion of the Class B Shares);

(q)	“Redemption Price” has the meaning ascribed thereto in Section 3.11(f);

(r)	“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto;

(s)	“SEC” means the United States Securities and Exchange Commission;

(t)

“Share” means a share in the capital of the Corporation. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in this Schedule of Share Capital the expression “Share” shall include a fraction of a Share;

(u)	“Sponsor” means Decarbonization Plus Acquisition Sponsor IV LLC, a Cayman Islands limited liability company;

(v)

“Trust Fund” means the trust account established by the Corporation upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited; and

(w)	“Underwriter” means an underwriter of the IPO.

ARTICLE II

CLASS A COMMON SHARES AND CLASS B COMMON SHARES

2.1	Voting

(a)

Subject to Section 2.1(d), the holders of the Class A Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to one vote for each Class A Share.

(b)

The holders of the Class B Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation, except meetings at which only holders of a different class of Shares of the Corporation are entitled to vote, and shall be entitled to, if the Class B Shares are voting as a separate class, one vote for each Class B Share, and if voting as a single class with the Class A Shares, one vote for each Class A Share into which such Class B Shares would be convertible pursuant to Section 2.4(e).

(c)

Except as otherwise specified in this Schedule of Share Capital or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and the Class B Shares (on an as converted basis pursuant to Section 2.4(e)) will vote as a single class.

(d)	Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election or removal of directors (and such removal may only be for cause).

2.2	Dividends

(a)	The holders of the Class A Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

(b)	The holders of the Class B Shares shall be entitled to receive dividends at such times and in such amounts as the directors of the Corporation may in their discretion from time to time declare.

2.3	Liquidation

(a)

Upon the liquidation, dissolution or winding-up of the Corporation, each holder of Class A Shares shall have the right to receive, in cash or other assets, for each Class A Share held, from out of (but only to the extent of) the remaining property of the Corporation legally available for distribution to shareholders, its pro rata share of such remaining property based on the number of Class A Shares held thereby, and shall rank equally with all holders of Class A Shares with respect to such distribution.

(b)

Upon the liquidation, dissolution or winding-up of the Corporation, the holders of the Class B Shares shall not be entitled to receive any of the remaining property of the Corporation legally available for distribution to shareholders.

2.4	Founder Share Conversion, Anti-Dilution Rights and Limitations

(a)

Subject to adjustment as provided in Section 2.4(b), Class B Shares will be automatically converted into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at the time of a Business Combination (or immediately following the consummation thereof), subject to adjustment to account for share subdivisions, share capitalizations, reorganizations, recapitalizations, or other adjustments to the authorized capital of the Corporation.

(b)

Notwithstanding the Initial Conversion Ratio, in the event that additional Class A Shares or equity linked securities are issued or deemed issued in connection with the initial Business Combination the issued and outstanding Class B Shares will automatically be converted into such number of Class A Shares as is equal to, on an as-converted basis, twenty percent (20%) of the sum of:

(i)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to any Over-Allotment Option); plus

(ii)

the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Corporation in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, the Investor Group or any members of the Corporation’s management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any securities that are convertible into, exercisable or exchangeable for Class A Shares, including but not limited to a private placement of equity or debt.

(c)	Notwithstanding anything to the contrary contained herein in no event will the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

(d)

References in Sections 2.4(a) to 2.4(e) to “converted”, “conversion” or “exchange” will mean the compulsory redemption without notice of Class B Shares of any shareholder and, on behalf of such shareholders, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion will be registered in the name of such shareholder or in such name as the shareholder may direct.

(e)

Each Class B Share will convert into its pro rata number of Class A Shares as set forth in this Section 2.4(e). The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share will convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which will be the total number of Class A Shares into which all of the issued and outstanding Class B Shares will be converted pursuant to Section 2.4(a) and the denominator of which will be the total number of issued and outstanding Class B Shares at the time of conversion.

(f)

The directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the directors may, subject to the Act and the Corporation being able to pay its debts in the ordinary course of business, make payments out of its capital.

(g)

Notwithstanding anything to the contrary herein, the holders of Class B Shares will not be entitled to any: (i) right, title, interest or claim of any kind in or to any assets held in the Trust Fund, including upon a liquidation, dissolution or winding up of the Corporation, or (ii) redemption rights (other than a conversion to Class A Shares in exchange for Class B Shares, as described above) in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Corporation to purchase Class A Shares in connection with a shareholder vote to amend the Articles (A) in a manner that would modify the substance or timing of the Corporation’s obligation to redeem 100% of the Class A Shares included as part of the units issued in the IPO if the Corporation has not completed an initial Business Combination by March 13, 2023 or (B) with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity.

2.5	Founder Share Surrender

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own twenty percent (20%) of the Corporation’s issued shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO) pursuant to Sections 2.4(a) to 2.4(f).

ARTICLE III

BUSINESS COMBINATION REQUIREMENTS

3.1	Business Combination Requirements

(a)

Notwithstanding any other provision of the Articles, the provisions of this Article III will apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Section 3.1(h). In the event of a conflict between the provisions of this Article III and any provisions of the Articles or By-laws, the provisions of this Article III will prevail.

(b)	Prior to the consummation of any Business Combination, the Corporation will either:

(i)	submit such Business Combination to its shareholders for approval; or

(ii)

provide shareholders with the opportunity to have their shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, provided that the Corporation will not repurchase Public Shares in an amount that would cause the Corporation’s net tangible assets to be less than US$5,000,001.

(c)

If the Corporation initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it will file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

(d)

If, alternatively, the Corporation holds a shareholder vote to approve a proposed Business Combination, the Corporation will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

(e)	At a general meeting called for the purposes of approving a Business Combination pursuant to the Articles:

(i)	one or more shareholders holding at least one-third of the Shares present in person or by proxy and entitled to vote at that meeting will form a quorum; and

(ii)

subject to the Act, in the event that a majority of the Shares voted (including all of the Shares held by the Founders voted) are voted for the approval of a Business Combination, the Corporation will be authorized to consummate a Business Combination.

(f)

Where such redemptions in connection with an initial Business Combination are not conducted via the tender offer rules pursuant to Section 3.1(b) any shareholder holding Public Shares who is not a Founder, officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than twenty percent (20%) of the Public Shares without the prior consent of the directors, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two (2) business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation will pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two (2) business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

(g)

The Redemption Price will be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions will be cancelled and share certificates (if any) returned to the relevant shareholders as appropriate.

(h)

In the event that either the Corporation does not consummate a Business Combination by March 13, 2023, or such later time as the shareholders of the Corporation may approve in accordance with the Articles and By-Laws or a resolution of the Corporation’s shareholders is passed pursuant to the Act to commence the voluntary liquidation of the Corporation prior to the consummation of a Business Combination for any reason, the Corporation will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining shareholders and the directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Alberta law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(i)

If any amendment is made to Section 3.1(h) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Public Shares if the Corporation has not consummated an initial Business Combination by March 13, 2023, or any amendment is made with respect to any other provisions of the Articles relating to the rights of holders of Class A Shares or pre-initial business combination activity, each holder of Public Shares who is not a Founder, officer or director will be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Corporation to fund Regulatory Withdrawals or to pay taxes, if any, (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue.

(j)

Except for the withdrawal of interest to pay taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund will be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Section 3.1(f), a repurchase of Shares by means of a tender offer pursuant to Section 3.1(b)(ii), a distribution of the Trust Fund pursuant to Section 3.1(h) or an amendment under Section 3.1(i). In no other circumstance will a holder of Public Shares have any right or interest of any kind in the Trust Fund.

(k)

After the issue of Public Shares, and prior to the consummation of a Business Combination, the directors will not issue additional shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the shareholders prior to or in connection with the completion of a Business Combination.

(l)

The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Corporation’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Corporation’s signing of a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(m)

The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsor, the directors or officers of the Corporation if such transaction were approved by a majority of the independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange) and the directors that did not have an interest in such transaction. In the event the Corporation enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or directors of the Corporation, the Corporation, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Corporation from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm.

SCHEDULE OF OTHER PROVISIONS

1.

The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The directors of the Corporation may at any time declare a share to be wholly or in part exempt from any such lien thereon.

2.	Any meeting of the security holders of the Corporation may be held at any place in or outside of Alberta as the directors shall from time to time determine.

3.

The directors may, between annual meetings, appoint one or more additional directors of the Corporation to serve until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.